UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 18, 2005

Fairchild Semiconductor International, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-15181	043363001
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

82 Running Hill Road, South Portland, Maine		04106
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	207-775-8100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On February 18, 2005, Fairchild Semiconductor International, Inc. accelerated the vesting of certain unvested and "out-of-the-money" stock options outstanding under the company’s stock plans that have exercise prices per share of $19.50 or higher. Options to purchase approximately 6 million shares of the company’s common stock became exercisable immediately. Options held by non-employee directors were not included in the vesting acceleration. In addition, in order to prevent unintended personal benefits to executive officers, restrictions will be imposed on any shares received through the exercise of accelerated options held by those individuals. Those restrictions will prevent the sale of any shares received from the exercise of an accelerated option prior to the earlier of the original vesting date of the option or the individual’s termination of employment.

Under the recently revised Financial Accounting Standards Board Statement No. 123, "Share-Based Payment," the company will apply the expense recognition provisions relating to stock options beginning in the third quarter of 2005. As a result of the acceleration, the company expects to reduce the stock option expense it otherwise would be required to record by approximately $10 million in 2005, $12 million in 2006, $4 million in 2007 and $1 million in 2008 on a pre-tax basis.

Item 8.01. Other Events.

On February 18, 2005, the company issued a press release announcing the acceleration of vesting described under Item 1.01 of this report on Form 8-K. A copy of the press release is attached as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

c) Exhibits

99.1 Press release dated February 18, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fairchild Semiconductor International, Inc.

February 25, 2005	By:	Robin A. Sawyer

Name: Robin A. Sawyer
Title: Vice President, Corporate Controller (Principal Accounting Officer and Duly Authorized Officer)

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Exhibit Index

Exhibit No.	Description

99.1	Press Release Dated February 18, 2005